HAMPSHIRE GROUP, LIMITED
STOCK SYMBOL: HAMP.PK

CONTACT:           Berns Communications Group, LLC
Jessica Liddell / Melissa Jaffin
(212) 994-4660

HAMPSHIRE REPORTS SECOND QUARTER 2010 RESULTS

New York, NY, August 11, 2010… Hampshire Group, Limited (Pink Sheets: HAMP.PK, www.hamp.com) today announced its results for the three and six months ended July 3, 2010 and filed its quarterly report on Form 10-Q. This press release should be read in conjunction with the filed quarterly report referred to in this release.

Commenting on the results, Heath L. Golden, President and CEO of Hampshire Group, stated, “We continued to see the benefits from the cost reduction plan and operational changes we have instituted to drive improved performance of the business. Our reduced cost structure will continue to benefit us during the second half of the year, which is historically our stronger half. While we still see weakness in the retail marketplace, we do expect to see a narrowing in the percentage decrease of our net sales on a year-over-year basis during the second half of 2010.”

“We remain focused on our strategy to turnaround the business and the strategic initiatives now in place to drive sales growth and shareholder value in 2011 and beyond. To this end, we resolved the litigation that resulted from our 2006 Audit Committee Investigation and consummated the acquisition of Scott James™, a men’s specialty retailer and wholesale provider. The elimination of the expense and distraction caused by the litigation and the enhanced product mix and broader customer base provided by the acquisition will serve us well as we continue to execute our plan.”

Second Quarter 2010 Highlights
•	Reduced selling, general, and administrative expenses by 15.3% from $8.7 million in the second quarter of 2009 to $7.4 million in the second quarter of 2010;
•	Settled all remaining litigation associated with our 2006 Audit Committee Investigation; and
•	Acquired and integrated the Scott James™ business.

Results for the Three Months Ended July 3, 2010
Net sales decreased 29.6% to $14.8 million for the three months ended July 3, 2010 from $21.0 million for the same period last year. The decrease in net sales resulted from a decline in volume in the Company’s Women’s businesses and lower average selling prices due to larger customer allowances, which were somewhat offset by an increase in shipments from the Company’s Men’s business.

For the three months ended July 3, 2010, the Company had a loss from continuing operations of $7.9 million compared to a loss from operations of $8.4 million for the same period last year. The reduction in the loss from continuing operations was primarily due to a $3.4 million reduction in restructuring charges, partially offset by a $2.8 million increase in special costs.

The Company is providing earnings (loss) before income taxes, interest, depreciation and amortization (“EBITDA”) and adjusted EBITDA because its management believes that these measures provide useful information for investors concerning the Company's operating results and financial performance. The Company had negative adjusted EBITDA of $3.2 million for both the quarter ended July 3, 2010 and the same period last year. (See the Non GAAP Reconciliation table in the Selected Financial Data section of this press release.)

Basic and diluted loss per share from continuing operations for the three months ended July 3, 2010 was $1.42, compared to a basic and diluted loss per share of $1.54 for the same period last year.

Results for the Six Months Ended July 3, 2010
Net sales decreased 29.7% to $35.2 million for the six months ended July 3, 2010 from $50.0 million for the same period last year. The decrease in net sales resulted from a decline in volume in the Company’s Women’s businesses and lower average selling prices due to larger customer allowances, which were somewhat offset by an increase in shipments from the Company’s Men’s business.

For the six months ended July 3, 2010, the Company had a loss from continuing operations of $12.9 million compared to a loss from continuing operations of $16.2 million for the same period last year. The reduction in the loss from continuing operations was primarily due to a $3.1 million reduction in non-operational expenses and additional savings from the cost reduction plan.

For the six months ended July 3, 2010, the Company had negative adjusted EBITDA of $6.9 million compared to $7.4 million for the same period last year. (See the Non GAAP Reconciliation table in the Selected Financial Data section of this press release.)

Basic and diluted loss per share from continuing operations for the six months ended July 3, 2010 was $2.33, compared to a basic and diluted loss per share of $2.96 for the same period last year.

Additional Information
On July 3, 2010, cash and cash equivalents totaled $31.6 million compared with $34.9 million, including restricted cash of $13.5 million, on June 27, 2009. The Company’s working capital related to continuing operations was $49.5 million at July 3, 2010 compared with $47.0 million at June 27, 2009. As of July 3, 2010, the Company had no outstanding borrowings from its credit facility with $32.5 million of availability and $15.4 million of letters of credit outstanding.

About Hampshire Group
Hampshire Group, Limited is a leading U.S. provider of women’s and men’s sweaters, wovens and knits, and a designer and marketer of branded apparel. Its customers include leading retailers such as JC Penney, Kohl’s, Macy’s, Belk’s and Dillard’s, for whom it provides trend-right, branded apparel. Hampshire’s owned brands include Spring+Mercer®, Designers Originals®, Mercer Street Studio®, Requirements®, RQT®, and Scott James™. Hampshire also licenses the Geoffrey Beene® and Dockers® labels for men’s sweaters, both of which are market leaders in their categories, and licenses JOE Joseph Abboud® for men’s sportswear and Alexander Julian Colours® for men’s tops.

Cautionary Disclosure Regarding Forward-Looking Statements
This press release contains forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995, that reflect the Company's current views with respect to future events. Such statements are subject to certain risks and uncertainties which could cause actual results to differ materially from those projected. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company undertakes no obligation to publish revised forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrences of unanticipated events. Readers are urged to review and consider carefully the various disclosures made by the Company in its Form 10-K and other Securities and Exchange Commission filings, which advise interested parties of certain factors that affect the Company's business. Risks and uncertainties that could cause actual results to differ materially from those anticipated in our forward looking statements include, but are not limited to, the following: economic cycles that affect consumer spending; an established public trading market for the Company’s common stock; decreases in business from or the loss of any of our key customers; financial instability experienced by our customers; chargebacks and margin support payments; loss or inability to renew certain licenses; the ability to anticipate consumer trends; use of foreign suppliers to manufacture our products and the increase of related costs; failure of our vendors to use acceptable ethical business practices; failure to deliver quality products in a timely manner; potential problems with our distribution system; labor disruptions; failure, inadequacy, interruption or security lapse in information technology; failure to successfully compete; challenges integrating businesses we have acquired or may acquire; unanticipated results from the resolution of tax matters; loss of certain key personnel; the stockholders’ rights plan; and global, political and economic conditions.

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Hampshire Group, Limited and Subsidiaries
Selected Financial Data

	Three Months Ended		Six Months Ended
(in thousands, except share data)	July 3, 2010	June 27, 2009	July 3, 2010	June 27, 2009
Net sales	$14,752	$20,968	$35,202	$50,045
Cost of goods sold	11,123	15,929	27,335	38,834
Gross profit	3,629	5,039	7,867	11,211
Selling, general, and administrative expenses	7,407	8,747	15,966	19,683
Restructuring charges	—	3,416	—	3,416
Special costs	3,874	1,072	4,415	3,005
Tender offer related costs	—	102	—	1,109
Loss from operations	(7,652)	(8,298)	(12,514)	(16,002)
Other income (expense):
Interest income	26	37	44	146
Interest expense	(138)	(35)	(246)	(83)
Other, net	(56)	(25)	(80)	(26)
Loss from continuing operations before income taxes	(7,820)	(8,321)	(12,796)	(15,965)
Income tax provision	83	110	122	206
Loss from continuing operations	(7,903)	(8,431)	(12,918)	(16,171)
Income (loss) from discontinued operations, net of taxes	64	(22)	59	(47)
Net loss	$(7,839)	$(8,453)	$(12,859)	$(16,218)
Basic loss per share:
Loss from continuing operations	$(1.42)	$(1.54)	$(2.33)	$(2.96)
Income (loss) from discontinued operations, net of taxes	0.01	(0.01)	0.01	(0.01)
Net loss	$(1.41)	$(1.55)	$(2.32)	$(2.97)
Diluted loss per share:
Loss from continuing operations	$(1.42)	$(1.54)	$(2.33)	$(2.96)
Income (loss) from discontinued operations, net of taxes	0.01	(0.01)	0.01	(0.01)
Net loss	$(1.41)	$(1.55)	$(2.32)	$(2.97)
Weighted average number of shares outstanding:
Basic weighted average number of common shares outstanding	5,554	5,469	5,553	5,469
Diluted weighted average number of common shares outstanding	5,554	5,469	5,553	5,469
NON GAAP RECONCILIATION:
Net Loss	$(7,839)	$(8,453)	$(12,859)	$(16,218)
Income tax provision	83	110	122	206
Interest expense (income), net	112	(2)	202	(63)
Depreciation and amortization	621	549	1,239	1,098
EBITDA	(7,023)	(7,796)	(11,296)	(14,977)
Restructuring charges	—	3,416	—	3,416
Special costs	3,874	1,072	4,415	3,005
Tender offer related costs	—	102	—	1,109
Other, net	56	25	80	26
(Income) loss from discontinued operations	(64)	22	(59)	47
Adjusted EBITDA	$(3,157)	$(3,159)	$(6,860)	$(7,374)
The Company believes that supplementing its financial statements prepared according to generally accepted accounting principles in the United States (“GAAP) with certain non-GAAP financial measures, as defined by the Securities and Exchange Commission (“SEC”), provides a more comprehensive understanding of Company’s results of operations. Such measures include EBITDA and Adjusted EBITDA and should not be considered an alternative to comparable GAAP financial measures, but should rather be read in conjunction with the GAAP financial measures. Readers are urged to review and consider carefully the various disclosures made by the Company in its Form 10-K for the year ended December 31, 2009 and its Form 10-Q for the quarter ended July 3, 2010 and other SEC filings, which advise interested parties of certain factors that affect the Company’s business.

SELECTED BALANCE SHEET DATA:
(excluding discontinued operations)					July 3, 2010	June 27, 2009
Cash and cash equivalents					$31,630	$21,354
Restricted cash					$—	$13,523
Accounts receivable, net					$5,030	$7,818
Borrowings under credit facility					$—	$—
Working capital					$49,537	$47,013